Exhibit 23.1
Consent of MEYLER & COMPANY, LLC

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 dated March 21, 2007 of ULTITEK, LTD., of our report dated June 5, 2006 (except as to Note C for Revenue Recognition and Note I which are September 15, 2006, Note C for Convertible Debentures and Beneficial Conversion Features and Notes E and J which are January 5, 2007 and Notes A and G which are January 23, 2007), relating to the consolidated financial statements of ULTITEK, LTD. for the years ended December 31, 2005 and 2004.

/s / Meyler & Company, LLC

Middletown, New Jersey
March 21, 2007

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